Exhibit 10.1

EDDIE BAUER HOLDINGS, INC. SENIOR OFFICER

CHANGE IN CONTROL COMPENSATION BENEFITS PLAN

(Amended and Restated Effective as of December 31, 2008)

INTRODUCTION

The Board of Directors of Eddie Bauer Holdings, Inc. considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company (as hereinafter defined) and its stockholders. In this connection, the Company recognizes that the possibility of a Change in Control (as hereinafter defined) may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board (as hereinafter defined) has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction which may arise from the possibility of a Change in Control of the Company.

This Plan does not alter the status of Participants (as hereinafter defined) as at-will employees of the Company. Just as Participants remain free to leave the employ of the Company at any time, so too does the Company retain its right to terminate the employment of Participants without notice, at any time, for any reason. However, the Company believes that, both prior to and at the time a Change in Control is anticipated or occurring, it is necessary to have the continued attention and dedication of Participants to their assigned duties without distraction, and this Plan is intended as an inducement for Participants’ willingness to continue to serve as employees of the Company (subject, however, to either party’s right to terminate such employment at any time). Therefore, should a Participant still be an employee of the Company at such time, the Company agrees that such Participant shall receive the benefits hereinafter set forth under the circumstances described below in the event of a Change in Control.

Notwithstanding the foregoing, however, in the event that the Participant is terminated by the Company (other than for Cause (as hereinafter defined)) within six months prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, then such termination shall be deemed to be a termination which entitles such Participant to the benefits hereinafter set forth.

ARTICLE I. ESTABLISHMENT OF PLAN

As of the Effective Date (as hereinafter defined), the Company established the Change in Control compensation plan known as the Eddie Bauer Holdings, Inc. Senior Officer Change in Control Compensation Benefits Plan, as set forth in this document. The Company amended and restated the Plan effective June 23, 2006 to add a Tier IV Participant classification that covers Divisional Vice-Presidents as provided herein. The Company hereby amends and restates this Plan effective December 31, 2008 to conform certain provisions to the final regulations promulgated under Section 409A of the Code.

ARTICLE II. DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

Section 2.1 Affiliate. Any entity which controls, is controlled by or is under common control with the Company.

Section 2.2 Annual Bonus Amount. The greater of:

(a) the Participant’s target annual bonus for the fiscal year in which the Measurement Date occurs (which for purposes of computing the benefits described in Section 4.1 and Section 4.2 in no event shall be less than the Participant’s target bonus for the fiscal year in which the Change in Control occurs); or

(b) the average annual bonus, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Participant was employed for less than 12 full months), the Participant received from the Company, if any, during the three full fiscal years of the Company immediately preceding the Measurement Date, or such lesser number of fiscal years during which the Participant was employed with the Company or an Affiliate.

Section 2.3 Base Salary. The highest base annual salary in effect at any time during the 12 months immediately preceding the Date of Termination.

Section 2.4 Beneficial Owner. “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

Section 2.5 Benefit Multiplier. The multiple based on the Participant’s position immediately prior to the Date of Termination (disregarding any reduction in position that constitutes Good Reason) that is applied to determine the Separation Benefit. The Benefit Multipliers shall be as follows for the Participant classifications described below:

(a) Tier 1 Participant: Three.

(b) Tier 2 Participant: Two.

(c) Tier 3 Participant: One.

(d) Tier 4 Participant: 75%.

Section 2.6 Board. The Board of Directors of the Company.

Section 2.7 Cause. With respect to any Participant: (a) if the Participant is a party to an employment or service agreement or employment policy manual with the Company or its Affiliates and such agreement or policy manual provides for a definition of Cause, as defined therein and (b) in addition thereto with respect to all Participants, (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate, (ii) conduct tending to bring the Company into substantial public disgrace, or disrepute, (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate or (iv) material violation of state or federal securities laws. The Board or its delegate, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

Section 2.8 Change in Control. Change in Control shall mean:

(a) The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b) The Incumbent Directors cease for any reason to constitute at least a majority of the Board;

(c) The adoption of a plan relating to the liquidation or dissolution of the Company; or

(d) Any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 35% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); or

(e) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (1) 65% or more of the total voting power of (i) the Surviving Corporation, or (ii) if applicable, the ultimate Parent Corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (3) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (1), (2) and (3) above shall be deemed to be a “Non-Qualifying Transaction”).

The foregoing notwithstanding, a transaction shall not constitute a Change in Control if (i) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (ii) it constitutes a secondary public offering that results in any security of the Company being listed (or approved for listing) on any securities exchange or designated (or approved for designation) as a national market security on an interdealer quotation system; (iii) it constitutes a change in Beneficial Ownership that results from a change in ownership of an existing stockholder; or (iv) solely because 35% or more of the total voting power of the Company’s then outstanding securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit Plans of the Company or any Affiliate, or (B) any company which, immediately prior to such Business Combination, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

Section 2.9 Code. The Internal Revenue Code of 1986, as amended from time to time.

Section 2.10 Company. Eddie Bauer Holdings, Inc. and any successor thereto.

Section 2.11 Date of Termination. The effective date specified in the Notice of Termination as of which the Participant’s employment terminates (which shall be not less than 30 days nor more than 60 days after the date such Notice of Termination is given).

Section 2.12 Disability. A condition such that the Participant by reason of physical or mental disability becomes unable to perform his normal duties for more than 180 days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any 12-month period.

Section 2.13 Effective Date. The Effective Date of the Plan shall be October 24, 2005. This amendment and restatement of the Plan shall be effective December 31, 2008.

Section 2.14 Employee. Any full-time, regular-benefit, non-bargaining employee of the Company or an Affiliate.

Section 2.15 ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

Section 2.16 Exchange Act. The Securities Exchange Act of 1934, as amended, or any successor statute.

Section 2.17 Good Reason. With respect to any Participant, without such Participant’s written consent, (i) the Participant’s position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control (whether or not occurring solely as a result of the Company ceasing to be a publicly-traded entity); (ii) the Company materially reduces the Participant’s annual base salary or target incentive opportunity under the Company’s annual incentive plan, or materially reduces the Participant’s target incentive opportunity under a Performance Award granted under the terms of the Company’s 2005 Stock Incentive Plan, as Amended and Restated April 29, 2007, or any other long-term incentive plan maintained by the Company, each such target incentive opportunity as in effect during the 90-day period immediately prior to the Change in Control, or as the same may be increased from time to time, unless such target incentive opportunity is replaced by a substantially equivalent substitute opportunity; (iii) the Company materially reduces the aggregate level of employee benefits offered to the Participant from those in effect during the 90-day period immediately preceding the Change in Control, or as the same may be increased from time to time, other than any reduction applicable to all eligible Employees; (iv) the Company requires the Participant regularly to perform his duties of employment beyond a 50-mile radius from the location of the Participant’s employment immediately prior to the Change in Control; (v) the Company fails to obtain the express assumption and agreement of any successor to perform this Plan, as contemplated by Article VI hereof; or (vi) the Company purports to terminate the Participant’s employment other than pursuant to a Notice of Termination which satisfies the requirements of Section 4.1 (and, for purposes of this Plan, no such purported termination shall be effective).

The foregoing notwithstanding, a condition shall constitute Good Reason only if the Participant provides a Notice of Termination describing such condition to the Company within 90 days of the initial existence of such condition, and the Company fails to remedy the condition within 30 days of the Company’s receipt of such Notice of Termination.

Section 2.18 Incumbent Directors. Individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

Section 2.19 Long-Term Incentive Amount. An amount payable under any outstanding Performance Award that measures performance over a period in excess of one year equal to the greatest of:

(a) Participant’s target long-term incentive opportunity for each outstanding Performance Award in effect on the Measurement Date;

(b) the average annual Performance Award payout, including any portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Participant was employed for less than 12 full months), the Participant received from the Company, if any, during the three full fiscal years of the Company immediately preceding the Measurement Date, or such lesser number of fiscal years during which the Participant was employed with the Company or an Affiliate; and

(c) the amount determined under the Performance Award based on the performance to date for the performance period that includes the Measurement Date.

Section 2.20 Measurement Date. If a Participant’s employment is terminated under circumstances which entitle the Participant to Separation Benefits under Section 4.1, the Measurement Date shall be the Date of Termination. With respect to a Participant’s entitlement to Other Benefits under Section 4.2, Measurement Date shall be the Change in Control date. However, the Measurement Date for Other Benefits in the case of a Participant whose employment is terminated prior to a Change in Control in a manner that entitles such Participant to Separation Benefits under Section 4.1 shall be the Date of Termination.

Section 2.21 Notice of Termination. Notice that shall indicate the specific termination provision in this Plan (if any) relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment.

Section 2.22 Other Benefits. The benefits described in Section 4.2 that are provided to qualifying Participants under the Plan upon a Change in Control.

Section 2.23 Participant. An individual who qualifies as such pursuant to Section 3.1.

Section 2.24 Performance Award. A Performance Award is (a) an award under the Company’s 2005 Stock Incentive Plan or any other long-term incentive plan entitling the recipient to acquire cash, actual shares of Common Stock or hypothetical Common Stock units having a value equal to the fair market value of an identical number of shares of Common Stock upon the attainment of specified performance goals, or (b) an award under any other long-term incentive plan maintained by the Company that determines a benefit by measuring performance over a period in excess of one year.

Section 2.25 Plan. The Eddie Bauer Holdings, Inc. Senior Officer Change in Control Compensation Benefits Plan, as Amended and Restated December 31, 2008.

Section 2.26 Separation Benefits. The benefits described in Section 4.1 that are provided to qualifying Participants under the Plan.

Section 2.27 Tier 1 Participant. The Chief Executive Officer of the Company.

Section 2.28 Tier 2 Participant. A Senior Vice President of the Company.

Section 2.29 Tier 3 Participant. A Vice President of the Company or an Affiliate.

Section 2.30 Tier 4 Participant. A Divisional Vice President of the Company or an Affiliate.

ARTICLE III. ELIGIBILITY

Section 3.1 Participation. Participants in the Plan are officers of the Company or an Affiliate who are at or above the level of Divisional Vice President and have been designated by the Board and have signed a participation agreement acknowledging the terms and conditions of the Plan; provided that such Participants will not be entitled to benefits under the Plan if they are not at or above the level of Divisional Vice President at the time of the Change in Control; provided further that any reduction of a Participant’s position prior to, but in connection with, a Change in Control shall be of no effect for purposes of this Section 3.1. Notwithstanding the foregoing, a Participant shall not be entitled to receive benefits under the Plan if the Participant has entered into an employment or other agreement with the Company that provides change in control benefits similar to the type of benefits provided by this Plan, which benefits have not been waived by the Participant or terminated by the Company prior to becoming a Participant in this Plan.

Section 3.2 Duration of Participation. A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VI of the Plan, or when he or she ceases to be an Employee or no longer qualifies as a Participant under Section 3.1, unless, at the time he or she ceases to be an Employee or no longer qualifies as a Participant under Section 3.1, such Participant is entitled to payment of benefits as provided in the Plan or there has been an event or occurrence constituting Good Reason that would enable the Participant to terminate his employment and receive benefits under the Plan. A Participant entitled to payment of amounts under the Plan shall remain a Participant in the Plan until the full amount of such benefits payable under the Plan have been paid to the Participant.

ARTICLE IV. CHANGE IN CONTROL BENEFITS

Section 4.1 Separation Benefits.

(a) A Participant shall be entitled to Separation Benefits as set forth in this Section 4.1 if, at any time within six months prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, or following a Change in Control and prior to the second anniversary of the Change in Control, the Participant’s employment is terminated (i) involuntarily for any reason other than Cause, death, Disability or retirement under a mandatory retirement policy of the Company or any of its Subsidiaries or (ii) by the Participant within two years after the initial existence of one or more conditions giving rise to Good Reason, but not later than 90 days after the initial existence of the condition that is asserted as the basis for the Good Reason termination. For purposes of this Plan, any purported termination by the Company or by the Participant shall be communicated by written Notice of Termination to the other in accordance with Section 7.5 hereof.

(b) If a Participant’s employment is terminated under circumstances which entitle the Participant to Separation Benefits under this Section 4.1, then the Company shall pay to the Participant, in a lump sum in cash within 15 days after the Date of Termination (unless a later payment date is mandated by Section 409A(2)(B)(i) and Section 4.3 hereof), the aggregate of the following amounts, which benefits, except as provided in Section 7.4 below, shall be in addition to any other benefits to which the Participant is entitled other than by reason of this Plan:

(i) unpaid salary with respect to any vacation days accrued but not taken as of the Date of Termination;

(ii) accrued but unpaid salary through the Date of Termination;

(iii) any earned but unpaid annual incentive bonuses from the fiscal year immediately preceding the year in which the Date of Termination occurs;

(iv) if the Date of Termination occurs subsequent to a fiscal year in which the Change in Control occurs, an amount equal to the product of (A) the greater of (1) the Participant’s Annual Bonus Amount for the fiscal year in which the Date of Termination occurs and (2) the annual bonus amount determined based on the performance to date for the performance period that includes the Measurement Date, multiplied by (B) a fraction, the numerator of which is the number of days in the then current fiscal year through the Date of Termination and the denominator of which is 365; and

(v) an amount equal to the product of the Benefit Multiplier times the sum of the Participant’s Base Salary and Annual Bonus Amount.

(c) If the Participant’s employment is terminated under circumstances which entitle the Participant to Separation Benefits under this Section 4.1, for the period equal to the number of years times the applicable Benefit Multiplier after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue health, medical, term life and long-term disability insurance benefits to the Participant and/or the Participant’s family at least equal to those that would have been provided in accordance with the health, medical, term life and long-term disability insurance plans, programs, practices and policies of the Company immediately prior to the Change in Control if the Participant’s employment had not been terminated on the same terms and conditions (including any applicable required employee contributions), provided, however, that, if the Participant becomes reemployed with another employer and becomes eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. If the terms of the applicable plan, program, practice or policy do not permit the participation of the Participant or the Participant’s family, then the Company shall, upon the Participant’s satisfactory substantiation of his or her prior payment of such cost, reimburse the Participant for the cost of substantially similar coverage to the benefits provided under such plan, program, practice or policy under the terms of an individual policy obtained by the Participant. Following the end of the period during which medical benefits are provided to the Participant under this Section 4.1(c), the Participant shall be eligible for any remaining period of continued health coverage that may be required by Section 4980B of the Code or other applicable law, based on a qualifying event occurring on the Participant’s Date of Termination.

(d) If the Participant’s employment is terminated under circumstances which entitle the Participant to Separation Benefits under this Section 4.1, then for the shorter of (i) the period equal to the number of years times the applicable Benefit Multiplier after the Date of Termination, or (ii) the period ending on the last day of the second calendar year following the calendar year of the Participant’s Date of Termination, a Tier 1 Participant and a Tier 2 Participant shall be entitled to a reasonable amount of outplacement services, the scope and provider of which shall be selected by the Participant in his or her sole discretion. The maximum aggregate amount of outplacement services provided hereunder will not exceed $50,000 for a Tier 1 Participant and $25,000 for a Tier 2 Participant and shall be limited to services actually incurred.

(e) Except as provided in Section 4.1(c) with respect to medical or other welfare benefits, the Participant shall not be required to mitigate the amount of any payment provided for in this Section 4.1 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4.1 be reduced by any compensation earned by the Participant as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise, or by any set-off, counterclaim, recoupment, or other claim, right or action the Company may have against the Participant or others.

(f) To the extent that any payments or reimbursements provided to a Participant under Section 4.1(c) or Section 4.1(d) are deemed to constitute compensation to Participant that are treated as a deferral of compensation within the meaning of Code Section 409A, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

Section 4.2 Other Benefits. Upon a Change in Control or, in the event a Participant’s employment is terminated prior to a Change in Control in a manner that entitles a Participant to Separation Benefits under Section 4.1, the Participant shall be entitled to (a) the immediate vesting of all previously granted awards of options, stock appreciation rights, restricted stock, and restricted stock units under any equity compensation plan or arrangement maintained by the Company that are outstanding at the time of the Change in Control or the Date of Termination, as the case may be; (b) a Long-Term Incentive Amount; and (c) an amount equal to the greater of (i) the Participant’s Annual Bonus Amount for the performance period in which the Measurement Date occurs and (ii) the amount determined under the annual bonus based on the performance to date for the performance period that includes the Measurement Date.

Section 4.3 Requirement to Defer Payment Under Section 409A.

(a) This Plan shall be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Code, and no Participant shall, directly or indirectly, designate the taxable year of a payment made under this Plan. The portion of any payment under this Plan that is paid within the “short-term deferral period” within the meaning of

Treasury Regulation Section 1.409A-1(b)(4) shall be treated as a short term deferral and not aggregated with other plans or payments. Any other portion of the payment that does not meet the short term deferral requirement shall, to the maximum extent possible, be deemed to satisfy the exception from Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) for involuntary separation pay and shall not be aggregated with any other payment. Any right to a series of installment payments pursuant to this Plan is to be treated as a right to a series of separate payments. Any amount that is paid as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4), or within the involuntary separation pay limit under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) shall be treated as a separate payment. Payment dates provided for in this Plan shall be deemed to incorporate “grace periods” within the meaning of Section 409A of the Code.

(b) Notwithstanding anything to the contrary in Section 4.1 or Section 4.2 hereof, in the event any Separation Benefits or Other Benefits under this Plan are determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and a Participant is determined, in accordance with Treasury Regulations Section 1.409A-1(i), to be a specified employee as defined in Section 409A(2)(B)(i) of the Code, such amounts will be paid on the date which is six months after the Participant’s Date of Termination. Although it is contemplated that Separation Benefits or Other Benefits resulting from an involuntary termination of employment without Cause or a termination by the Participant for Good Reason will be short-term deferrals or will otherwise not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such treatment may not be available in all instances. The determination of whether and what amount of the Separation Benefits or Other Benefits constitute deferred compensation and whether a Participant is a specified employee within the meaning of Section 409A(2)(B)(i) of the Code shall be determined by the Board or its delegate and any such determination shall be final and binding on the Company and the Participants, unless such decisions are determined to be arbitrary and capricious by a court having jurisdiction. The Company makes no representation and the Company shall have no liability to any Participant or any other person if any Separation Benefits or Other Benefits provided pursuant to the terms of the Plan are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the payment terms of such Separation Benefits or Other Benefits do not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code and this Section 4.3.

Section 4.4 Certain Additional Payments by the Company.

(a) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment (as hereinafter defined) would be subject to the Excise Tax (as hereinafter defined), then the Participants shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), employment taxes and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4.4(a), if it shall be determined that a Tier 3 or a Tier 4 Participant is entitled to the Gross-Up Payment, but that the

Parachute Value (as hereinafter defined) of all Payments do not exceed 110% of the Safe Harbor Amount (as hereinafter defined), then no Gross-Up Payment shall be made to the Participant and the amounts payable under this Plan shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 4.1(b)(v), unless an alternative method of reduction is elected by the Participant, and in any event shall be made in such a manner as to maximize the Value (as hereinafter defined) of all Payments actually made to the Participant. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amount payable under this Plan would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Plan shall be reduced pursuant to this Section 4.4(a). The Company’s obligation to make Gross-Up Payments under this Section 4.4(a) shall not be conditioned upon the Participant’s termination of employment.

(b) Subject to the provisions of Section 4.4(c), all determinations required to be made under this Section 4.4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company may, but shall not be required to, appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4.4, shall be paid by the Company to the Participant within 10 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 4.4(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

(c) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Participant is informed in writing of such claim. The Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that the Company desires to contest such claim, the Participant shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order to effectively contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.4(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the Participant’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.4(c), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 4.4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.4(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Notwithstanding any other provision of this Section 4.4, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Participant, all or any portion of the Gross-Up Payment, and the Participant hereby consents to such withholding; provided that such withholding and payment shall in no event place the Participant in a less favorable tax position than had such payments been made to the Participant by the Company.

(f) Notwithstanding any other provision of this Section 4.4, the Company shall complete payment of any Gross-Up Payment or Underpayment under this Section 4.4, and the Participant shall complete payment to the Company of any refund under Section 4.4(d), no later than the end of the calendar year next following the calendar year in which the Participant remits the Excise Tax.

(g) Definitions. The following terms shall have the following meanings for purposes of this Section 4.4.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) The “Net After-Tax Amount” of a Payment shall mean the Value of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to the Participant’s taxable income for the taxable year in which the Payment is made.

(iii) Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iv) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

(v) The “Safe Harbor Amount” means the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the Excise Tax.

(vi) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change in control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

Section 4.5 Change in Control Required. The provisions of this Article IV shall be applicable after a Change in Control has occurred, but not prior thereto.

Section 4.6 Amendment to Reduce Benefits. This Plan may not be terminated or amended to reduce or eliminate any benefit provided under this Section 4 at any time following the occurrence of an event described in Section 2.8 of this Plan.

ARTICLE V. SUCCESSOR TO COMPANY

This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as heretofore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE VI. DURATION, AMENDMENT AND TERMINATION

Section 6.1 Duration. If a Change in Control has not occurred, this Plan shall expire three years from the Effective Date; provided that upon each annual anniversary of the Effective Date (each such annual anniversary a “Renewal Date”), the Plan shall be extended for an additional year, unless pursuant to a resolution adopted by the Board prior to the Renewal Date the Company determines not to so extend the Plan. If a Change in Control occurs while this Plan is in effect, this Plan shall continue in full force and effect for at least two years following such Change in Control, and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full.

Section 6.2 Amendment or Termination. The Board may amend or terminate this Plan at any time, including amending the eligibility to participate in the Plan of Employees who are not existing Participants; provided that this Plan may not be amended or terminated in a manner adverse to Participants as of the date of the amendment or termination without one year’s advance written notice of such amendment or termination (including modifying the eligibility of Employees who are already Participants to participate in the Plan) or the written consent of the affected Participants.

Section 6.3 Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of this Plan by the Board in accordance with this Article VI shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

ARTICLE VII. MISCELLANEOUS

Section 7.1 Default in Payment. Any payment not made within 15 days after it is due in accordance with this Plan shall thereafter bear interest, compounded annually, at the prime rate then in effect as published in the Wall Street Journal or any successor thereto.

Section 7.2 No Assignment. No interest of any Participant or spouse of any Participant or any other beneficiary under this Plan, or any right to receive payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, a Participant or spouse of a Participant or other beneficiary, including for alimony.

Section 7.3 Disputes. As a condition to Participation, Participant shall be required to agree to the arbitration provisions of this Section 7.3. Any controversy, claim or dispute of whatever nature arising between the parties arising out of or relating to this Plan or the construction, interpretation, performance, breach, termination, enforceability or validity of this Plan or the arbitration provisions contained in this Plan, including the determination of the scope of the agreement to arbitrate, shall be determined by arbitration in Seattle, Washington, by one arbitrator in accordance with the Executive Employment Arbitration Rules of the American Arbitration Association (the “AAA”), except that (a) every person named on all lists of potential arbitrators shall be a neutral and impartial lawyer with excellent academic and professional credentials (i) who has practiced law for at least 15 years, specializing in either executive compensation or general corporate and commercial matters, with experience in the field of executive compensation and (ii) who has had experience, and is generally available to serve, as an arbitrator, and (b) each party shall be entitled to strike on a peremptory basis, for any reason or no reason, any or all of the names of potential arbitrators on any list submitted to the parties by the AAA as well as any person selected by the AAA to serve as an arbitrator by administrative appointment. In the event the parties cannot agree on the selection of the arbitrator from the one or more lists submitted by the AAA within 30 days after the AAA transmits to the parties its first list of potential arbitrators, the parties will be given an opportunity to submit names of potential arbitrators who are not on the AAA lists and choose an arbitrator under the same procedure. In the event the parties still cannot agree on the selection of the arbitrator, the selection of the arbitrator shall be made by the AAA from the remaining nominees in accordance with the parties’ mutual order of preference, or by random selection in the absence of a mutual order of preference. The arbitrator(s) shall base their award on applicable law and judicial precedent, shall include in such award the findings of fact and conclusions of law upon which the award is based and shall not grant any remedy or relief that a court could not grant under applicable law. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing party in any such arbitration shall be entitled to an award of reasonable out-of-pocket expenses, including legal fees and expenses, incurred in connection with the resolution of the dispute, to enforce this Plan or to construe, or to determine or defend the validity of, this Plan or otherwise in connection herewith.

Section 7.4 Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its Subsidiaries or under any plan maintained by the Company or any of its Subsidiaries in which the Participant participates or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, any benefits received by a Participant pursuant to this Plan shall be in lieu of any severance benefits to which the Participant would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its management personnel. In the event of a Participant’s termination of employment entitling the Participant to Separation Benefits under Section 4.2, any non-competition or non-solicitation provisions applicable to the Participant with respect to the Company or any of its Affiliates shall cease to apply as of the Participant’s Date of Termination.

Section 7.5 Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records), provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary.

Section 7.6 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the policies of the Company and its Affiliates regarding termination of employment.

Section 7.7 Named Fiduciary; Administration. The Company is the named fiduciary of the Plan, and shall administer the Plan, acting through the Compensation Committee of the Board, or its delegate.

Section 7.8 Unfunded Plan Status. This Plan is intended to be an unfunded plan maintained for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

Section 7.9 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.10 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Delaware, without reference to principles of conflict of law, except to the extent pre-empted by federal law.

Section 7.11 Execution. To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the Plan as of the date specified below.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, upon authorization of the Board of Directors, the undersigned has caused the amendment and restatement of the Eddie Bauer Holdings, Inc. Senior Officer Change in Control Compensation Benefits Plan to be executed this 31st day of December, 2008.

EDDIE BAUER HOLDINGS, INC.

By:	/s/ Freya R. Brier
Freya Brier, Senior Vice President & General Counsel

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